FOR IMMEDIATE RELEASE

Cistera Networks Reports Financial Results
For Fiscal Year 2009 Second Quarter Ended September 30
Conference Call Scheduled for 3:30PM Central Time, November 10

PLANO, Texas – November 10, 2008 – Cistera Networks® (OTCBB: CNWT) a leading provider of enterprise application communications platforms and engines for Internet Protocol (IP) Communications filed its 10-Q for the fiscal year 2009 second quarter ended September 30.

Q2 Fiscal 2009 Financial Results

Three month data as compared to the prior year period:

•	Revenues for the quarter totaled $1,288,503, an increase of $394,721 or 44%

•	Gross profit for the quarter was $945,043, or 73% of revenues, compared to $644,510 or 72% of revenues

•	Net loss for the quarter was $598,203 compared to $951,525

•	Net loss per share was ($0.03) compared to ($0.11)

Six month data as compared to the prior year six month period:

•	Revenues were $2,089,063, an increase of $ $515,494 or 33%

•	Gross profit for the period was $1,538,887, or 74% of revenues, compared to $1,117,066 or 71% of revenues

•	Net loss for the period was $3,521,466 compared to $1,952,310

•	Net loss per share was ($0.26), compared to ($0.23)

“We are pleased to report the strongest revenues in the company’s history,” said Derek Downs, President and CEO.  “An important metric that indicates the positive impact of our efforts to improve operational controls is that spending to support growth resulted in an increase in operating costs of 24%, while revenues were up 44% quarter over quarter, even as we continued to build out our internal resource foundation. The ability to leverage our sales channel is one of the key strengths of our business model over the long term. “

Q2 2009 Event Highlights

•	Completed delivery of solutions for 92 sites at Midwestern state

•	City of Frisco, Texas completed part two installation of Cistera solutions as part of Public Safety Initiative

•	Launched Collaborative Partner Program CollaborNET™
•	Expanded inside sales team and created Partner Support Team

Conference Call
Management will host a conference call on Monday, November 10, 2008, at 3:30 PM Central / 1:30PM Pacific Time to discuss these results.  To participate, dial 800-762-9058, and provide conference ID 3939923.  A replay of the call will be available from 6:30PM Central Time on November 10 until 10:59 PM Central Time on November 17.  To access the replay, dial 800-406-7325 and enter Conference ID 3939923.

About Cistera Networks, Inc.
Cistera Networks is a leading provider of enterprise application communications platforms and services.  The company blends powerful application infrastructure with industry-specific business processes, to deliver the benefits of voice, video and data convergence to the user.  Cistera’s industry-leading platform delivers the most reliable, scalable and secure application services for IP-based network environments.  Its broad portfolio of application services enables users to improve customer service and satisfaction, increase productivity and collaboration, improve responsiveness to critical incidents and to provide a safer environment.

Based on open standards and a proven server technology foundation, the award-winning Cistera ConvergenceServer™ has a single unified administration which delivers the lowest total cost of ownership in the industry.  It enables customers to create robust and scalable environments that are flexible enough to adapt to their changing needs by scaling up to support from fewer than one hundred to thousands of users, and scaling out to support multiple sites, making it ideal for a broad range of organizations.  For more information, please see www.cistera.com.

This release may be deemed to contain forward-looking statements that are subject to the safe harbor provisions of the Private Litigation Reform Act of 1995. These forward-looking statements include, among other things, statements regarding future events and the future financial performance of Cistera Networks that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are referred to the documents filed by Cistera Networks with the SEC, specifically the most recent reports on Form 10-K and 10-Q, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.

Media and Investor Contact:
Kathy Lane
760-771-2236
klane@cistera.com
(more)

CISTERA NETWORKS, INC. & SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2008	March 31, 2008
Current assets
Cash and cash equivalents	$154,728	$125,007
Restricted cash	-	50,000
Accounts receivable	145,851	264,023
Inventory	180,049	187,960
Prepaid expenses	63,617	46,030
Total current assets	544,245	673,020

Property and equipment, net	377,129	355,411
Intangible assets, net	1,887,330	2,023,218
Total long-term assets	2,264,459	2,378,629

TOTAL ASSETS	$2,808,704	$3,051,649

Current liabilities
Accounts payable	449,477	550,305
Accrued liquidated damages	177,024	671,442
Accrued liabilities	1,027,316	1,076,360
Deferred revenue	1,055,150	971,474
Current portion of long-term debt, net of discount	776,202	425,707
Total current liabilities	3,485,169	3,695,288

Convertible promissory notes – net of discount	-	1,666,019
Deferred revenue	95,992	225,917
Other long-term liabilities	61,578	285,470
Total long-term liabilities	157,570	2,177,406

Total liabilities	3,642,739	5,872,694

Stockholders' deficit	(834,035)	(2,821,045)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$2,808,704	$3,051,649

CISTERA NETWORKS, INC. & SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended		Six months ended
	September 30,		September 30,
	2008	2007	2008	2007

Revenues
Convergence solutions	$1,013,075	$657,207	$1,535,468	$1,119,144
Professional services	45,125	90,542	105,833	194,593
Support and maintenance	230,303	146,033	447,762	259,832
Total revenues	1,288,503	893,782	2,089,063	1,573,569

Cost of revenues
Convergence solutions	276,710	192,271	409,742	331,927
Professional services	42,500	36,301	93,000	83,176
Support and maintenance	24,250	20,700	47,434	41,400
Total cost of revenues	343,460	249,272	550,176	456,503

Gross Profit	945,043	644,510	1,538,887	1,117,066

Operating expenses
Sales and marketing	301,043	280,412	580,472	514,298
Software development	226,875	198,646	423,333	350,518
Engineering and support	201,969	129,510	406,400	225,717
General and administrative	422,105	319,291	760,617	544,005
Depreciation and amortization	100,674	83,937	198,830	164,873
Total operating expenses	1,252,666	1,011,796	2,369,652	1,799,411

Loss from operations	(307,623)	(367,286)	(830,765)	(682,345)

Other income (expense)
Interest expense, net	(50,031)	(66,402)	(147,641)	(130,237)
Non-cash charges associated with convertible notes and warrants	(240,549)	(517,837)	(2,543,060)	(1,139,728)
Total other income (expense)	(290,580)	(584,239)	(2,690,701)	(1,269,965)

Net loss	$(598,203)	$(951,525)	$(3,521,466)	$(1,952,310)

Basic & diluted net loss per share	$(0.03)	$(0.11)	$(0.26)	$(0.23)

Weighted average shares outstanding – basic and diluted	17,274,687	8,594,469	13,369,365	8,594,469

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